Exhibit 5

ALLEN & OVERY

The Republic of Indonesia Ministry of Finance Dr. Wahidin Raya Street No.1 Jakarta 10710 Indonesia	Allen & Overy (Asia) Pte Ltd 50 Collyer Quay #09-01 OUE Bayfront Singapore 049321
	Tel	+65 6671 6000
	Fax	+65 6671 6499

Our ref	FFLD/MGAB/SECC/0090399-0000017 HKO1:

2002877208.1

September 23, 2021

The Republic of Indonesia – €500,000,000 1.300% Global Bonds due 2034, U.S.$600,000,000 2.150% Global Bonds due 2031 and US$650,000,000 3.200% Global Bonds due 2061

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Indonesia (the Republic) in connection with the offering by the Republic of €500,000,000 1.300% Global Bonds due 2034, U.S.$600,000,000 2.150% Global Bonds due 2031 and US$650,000,000 3.200% Global Bonds due 2061 (collectively, the Securities). The Securities are being issued pursuant to the indenture dated December 11, 2017, among the Republic, Bank Indonesia, The Bank of New York Mellon and other parties named therein (the Indenture).

In that connection, we have examined the following documents:

1.

the registration statement of the Republic, filed with the United States Securities and Exchange Commission (the Commission) on Schedule B (No. 333-255456) (the Registration Statement), which includes the base prospectus, dated May 25, 2021, including the documents incorporated by reference therein (the Base Prospectus), declared effective by Commission under the Securities Act of 1933, as amended (the Securities Act) and the exhibits thereto;

2.	the preliminary prospectus supplement dated September 13, 2021 filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein;

3.	the final term sheets, relating to the Securities, each as filed with the Commission on September 14, 2021;

4.

the final prospectus supplement dated September 13, 2021 filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein (the Final Prospectus Supplement);

5.	an executed copy of the Indenture;

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6.	an executed copy of the authorization certificates, each dated September 23, 2021, pursuant to which the terms of the Securities were authorized;

7.

an executed copy of the terms agreements (the Terms Agreements) in respect of the Securities, each dated September 13, 2021 and between the Republic and the several underwriters named in Schedule A thereto;

8.

the Republic of Indonesia Underwriting Agreement Standard Terms (Debt Securities) filed as Exhibit 99.C to the registration statement of the Republic with file no. 333-223441 and incorporated into the Registration Statement (the Underwriting Agreement Standard Terms); and

9.	the Securities in global form as executed by the Republic.

The Underwriting Agreement Standard Terms and the Terms Agreements are collectively referred to as the Underwriting Agreements. The Indenture, the Underwriting Agreements and the Securities are herein collectively referred to as the Transaction Documents.

As to certain matters of fact material to the opinions expressed, we have relied on the representations and statements of fact made in the Transaction Documents and in certificates of responsible representatives of the Republic. We have not independently verified or established the facts so relied on.

In giving this opinion, we have assumed the following, without independent verification (i) the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; and (iii) the conformity to original documents and the completeness of all documents submitted to or received by us as certified or conformed copies, photocopies or facsimile transmissions and the authenticity of the originals of such documents.

Assuming that (i) the terms of the governing instruments or agreements under which the Securities are to be issued have been duly authorized and established, and the governing instruments or agreements have been duly executed and delivered by the parties thereto; (ii) the terms of the Securities to be issued have been duly established in conformity with any applicable governing instrument or agreement, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Republic and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Republic; (iii) the Securities were sold and delivered to, and paid for by, the purchasers in accordance with the duly authorized and validly executed and delivered Underwriting Agreements; (iv) the Republic authorized the offering and issuance of the Securities and authorized, approved and established the final terms and conditions thereof and took any other appropriate additional actions to authorize the offering and issuance of the Securities; and (v) the Securities were executed and delivered by or on behalf of the Republic, authenticated in accordance with the provisions of a duly executed Indenture and delivered to, and paid for by, the relevant underwriters or purchasers thereof in the manner contemplated by the Registration Statement and the Underwriting Agreements, and (vi) the Indenture and the Securities are valid, binding and enforceable obligations of the Republic under the law of the Republic, we are of the opinion that the Securities are valid, binding and enforceable obligations of the Republic.

The foregoing opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions of foreign laws affecting creditors’ rights. The foregoing opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We express no opinion as to the availability of equitable remedies.

We are expressing no opinion as to any obligations that parties other than the Republic may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We express no opinion as to whether a United States Federal or State court outside the State of New York would give effect to the choice of New York law. We do not express any opinion herein concerning any law other than the federal law of the United States of America and the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Republic. We undertake no responsibility to update or supplement this opinion.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Annual Report of the Republic on Form 18-K for the year ended December 31, 2020 and to the references to us under the heading “Legal Matters” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Allen & Overy